Exhibit 10.1

EMPLOYMENT AGREEMENT

Employment Agreement (this “Agreement”), dated as of October 1, 2016 (the “Effective Date”), by and between ACTIVISION BLIZZARD, INC., a Delaware corporation with its principal offices at 3100 Ocean Park Boulevard, Santa Monica, CA 90405 (the “Company”), and ROBERT A. KOTICK (the “Executive”).

R E C I T A L S:

WHEREAS, the Company and the Executive are parties to an employment agreement dated March 15, 2012 (the “Prior Agreement”), the term of which has expired;

WHEREAS, the Board of Directors of the Company (the “Board”) recognizes that the Executive has unique and valuable experience and skills that add significant value to the Company and its stockholders and therefore it is in the best interests of the Company and its stockholders to enter into this Agreement;

WHEREAS, the Executive is willing to continue to serve as an employee of the Company and is willing to accept the terms and conditions offered in this Agreement;

WHEREAS, the Compensation Committee (the “Compensation Committee”) of the Board approved the execution and delivery of this Agreement by the Company at a meeting of the Compensation Committee held on November 22, 2016; and

WHEREAS, the Company and the Executive agree that this Agreement will supersede the Prior Agreement in its entirety to the extent that any provisions thereof were intended to survive the expiration of the term thereof, except as otherwise specifically provided herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.         Position and Duties.  (a)  The Company agrees to continue to employ the Executive, and the Executive agrees to be employed, as the Chief Executive Officer of the Company reporting only to the Board.  The Executive shall be the senior-most employee of the Company, and all employees of the Company shall report, directly or indirectly, to the Executive.  The Executive shall have such powers, duties, authorities and responsibilities as are consistent with Executive’s position and title and as are in effect immediately prior to the Effective Date; provided that the Executive’s powers, duties, authorities and responsibilities shall be consistent with the provisions of the Company’s amended and restated By-Laws as in effect from time to time (the “By-Laws”).  At all times during the Employment Period (as defined in Section 2 below), the Executive shall, unless he otherwise elects, be nominated for election by the shareholders of the Company to the Board.

(b)        During the Employment Period and excluding any periods of vacation, the Executive agrees to devote such time, attention and efforts to the business and affairs of the Company as may be necessary to discharge the duties and responsibilities assigned to the Executive hereunder and to use the Executive’s reasonable best efforts to perform faithfully and efficiently such duties and responsibilities.

(c)        Except for periodic travel assignments, the Executive shall not, without his consent, be required to perform services for the Company at any place other than the principal place of the

Company’s business which shall at all times, unless the Executive otherwise consents, be within a 35 mile radius of the Company’s current principal place of business.  Notwithstanding anything herein to the contrary, the Executive may, at his sole discretion and upon prior written notice to the Board, relocate at any time to New York, New York.

2.         Effectiveness; Employment Period.  The employment of the Executive under the terms of this Agreement (the “Employment Period”) shall commence on the Effective Date and terminate on December 31, 2021 (the “Expiration Date”).  Notwithstanding anything contained herein to the contrary, the Executive’s employment pursuant to the terms of this Agreement and the Employment Period is subject to earlier termination pursuant to Section 7 below.

3.         Compensation.  The Executive shall receive the following compensation (the “Compensation”) for his services hereunder:

(a)        Base Salary.  The Company shall pay to the Executive a base salary (“Base Salary”) in respect of each calendar year of the Company or portion thereof during the Employment Period.  During the Employment Period, the Base Salary shall be at the annual rate of $1,750,000 beginning January 1, 2017.  The Base Salary shall be paid in accordance with the customary payroll practices of the Company at regular intervals, but in no event less frequently than every month, as the Company may establish from time to time for senior executive employees of the Company.

(b)        Annual Bonus.  The Executive shall be entitled to receive an annual bonus for each full or partial fiscal year of the Company during the Employment Period (the “Annual Bonus”), based upon the Company achieving financial and business objectives for the fiscal year with respect to which the Annual Bonus accrues.  The financial and business objectives for each fiscal year shall be determined by the Compensation Committee in its discretion, after consultation with the Executive, within the time frames set forth in Section 9(a) of the Company’s 2014 Incentive Plan (as amended from time to time, the “2014 Plan”), or a similar section of any successor Company incentive plan.  Starting with the Company’s 2017 fiscal year, the target Annual Bonus for each fiscal year shall be equal to two hundred percent (200%) of the Base Salary in effect on the first day of such fiscal year.  The Annual Bonus shall be paid in the form determined by the Compensation Committee in its discretion, including cash, shares of Company Common Stock, stock options or other equity-based awards.  The Company shall pay each Annual Bonus to the Executive no later than two and a half (2-1/2) months after the end of the fiscal year for which the Annual Bonus is awarded; provided that, except as otherwise provided in this Agreement, the Executive remains continuously employed by the Company or its subsidiaries and affiliates (the “Company Group”) through the date on which the Annual Bonus is paid.  Along with the payment of each Annual Bonus, the Company shall also deliver to the Executive a written statement setting forth the basis of its calculation of such Annual Bonus.  The Executive and the Executive’s representatives shall have the right, at the Executive’s cost, to inspect the records of the Company with respect to the calculation of any such Annual Bonus, to make copies of said records utilizing the Company’s facilities without charge, and to have free and full access thereto upon reasonable notice during the normal business hours of the Company.  The Annual Bonus shall be prorated to the extent it is calculated for a period of less than a full fiscal year.  The Annual Bonus is intended to qualify as annual incentive compensation under Section 9 of the 2014 Plan, or a similar section of any successor Company incentive plan, and shall be subject to the conditions and limitations of such section.

4.         Other Benefits.

(a)        Benefits and Perquisites.  During the Employment Period, the Executive shall be entitled to participate in all health, welfare, retirement, pension, life insurance, disability and similar plans, programs and arrangements generally available to the U.S.-based senior executive group of the Company in accordance with the terms and conditions of such plans, programs and arrangements, as amended from time to time.  In addition, during the Employment Period the Executive shall be entitled to participate in all perquisite programs available to the U.S.-based senior executive group of the Company on the terms and conditions then prevailing under such programs, as amended from time to time.

(b)        Travel.  As previously approved by the Board, the Company has determined that it is in the best interests of the Company for safety, security and time efficiency to require Executive to use non-commercial transportation services for business-related travel.  The Company has agreed to pay the reasonable expenses related thereto, including use of transportation and aviation services provided by Cove Aviation Partners LLC (“Cove Aviation”), a FAA certified charter operator indirectly owned and managed by Executive, as previously approved by the Audit Committee of the Board.  Cove Aviation has historically offered the Company a discount on its regular hourly flight charge, and therefore the Company has determined that the arrangement between the Company and Cove Aviation provides substantial value to the Company on the basis that the Company’s total cost for such usage is less than if the Company were to charter comparable transportation and aviation services for Executive from other aviation operators at market rate hourly flight charges or operate its own aviation services.

(c)        Office and Support Staff.  During the Employment Period, the Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, including personal administrative assistance, at least equal to the most favorable of the foregoing provided to the Executive by the Company at any time during the ninety (90) day period immediately preceding the Effective Date, or, if more favorable to the Executive, as provided at any time after the Effective Date to the Executive or any other senior executive officers of the Company.

(d)        Vacation.  The Executive shall be entitled to four (4) weeks paid vacation, or such greater number of weeks as are provided in the Company’s vacation policy, each fiscal year during the Employment Period, in addition to regular paid holidays provided to all full-time employees of the Company in the United States; provided, however, that unused vacation time shall not be carried over to any subsequent year.  Vacation time shall be taken as determined by the Executive in his reasonable and good faith discretion; provided, however, that such time taken is mutually convenient to the Company and not disruptive to the Company’s activities or the Executive’s responsibilities.

(e)        Life Insurance.  Through March 15, 2022, the Company shall continue to reimburse the Executive for the cost of maintaining the life insurance policy in effect for the Executive pursuant to the Company’s obligations under the Prior Agreement.  Commencing on March 16, 2022 and continuing until the tenth (10th) anniversary of the Effective Date of this Agreement, the Company shall reimburse the Executive up to a maximum of $80,000 per calendar year for the cost of maintaining the Executive’s then existing life insurance policies, subject to the Executive’s presentation of invoices in accordance with the Company’s expense reimbursement policies in effect.

5.         2016 Long-Term Performance Share Grant.  In consideration for entering into this five-year employment commitment, as soon as reasonably practicable following the Effective Date, the Company shall grant the Executive an award of performance shares (the “2016 Performance Share Units”) on such terms and conditions as the Compensation Committee determines, following consultation with the Executive.

6.         Future Equity/Incentive Awards.

(a)        Subject to the last sentence of this Section 6(a), the Executive shall be granted future equity incentive awards for each of fiscal years 2017, 2018 and 2019 having a target value (determined in accordance with generally accepted accounting principles) on the date of grant (the “Grant Date Value”) of each such award determined by the Compensation Committee after taking into account the Company’s and Executive’s performance; the Company’s applicable peer companies; any relevant changes in the business and market dynamics relevant to the Company; the Company’s projected performance relative to its long-term business plan; and any other factors the Compensation Committee determines relevant, but in no event equal to not less than the greatest of (i) the 50th percentile of the Company’s then applicable group of peer companies’ (as determined by the Compensation Committee in its discretion) CEO long-term incentive grants; (ii) with respect to the Executive’s 2017 long-term incentive award, an amount that bears the same general relationship as the grant value of the 2016 Performance Share Unit award has to the Company’s group of peer companies’ long-term incentive grant values (after taking into account average increases in the long-term incentive award grant values among companies in the Company’s general industry) or (iii) with respect to long-term incentive awards in years after 2016, the Grant Date Value of the annual equity incentive awards granted to Executive in the immediately preceding fiscal year, pursuant to the 2014 Plan and subject to the further terms and conditions as set forth herein and in an award agreement to be entered into between the Company and the Executive.  The equity awards contemplated to be granted to the Executive pursuant to this Section 6(a) shall be referred to as the “Future Equity Awards.”  The form, amount and terms and conditions of Future Equity Awards will be determined by the Compensation Committee in its discretion after consultation with the Executive.

(b)        On or about March 1, 2021, the Executive shall be paid, subject to performance and continued employment, an incentive award having a Grant Date Value (“2020 Long-Term Performance Grant Target Value”) determined by the Compensation Committee in its discretion after consultation with the Executive according to the valuation criteria applicable to long-term grant values described in Section 6(a), including without limitation the provisions of Section 6(a)(iii), (the “2020 Long-Term Performance Grant”) and a maximum aggregate value at the date of payment of five hundred percent (500%) of the 2020 Long-Term Performance Grant Target Value (the “Maximum 2020 Long-Term Performance Grant Value”).  The 2020 Long-Term Performance Grant may be paid in shares of Company common stock or cash, as determined by the Compensation Committee in its discretion.  Except as provided in this Agreement, subject to Executive remaining employed by the Company through the date of payment of the 2020 Long-Term Performance Grant, the share value or the cash value that shall be paid to Executive pursuant to the 2020 Long-Term Performance Grant shall be zero if the Company’s annualized total shareholder return (“TSR”) for the period commencing January 1, 2017 and ending December 31, 2020 (the “2020 Long-Term Performance Grant Measurement Period”) is less than six percent (6%).  In the event that the Company’s annualized TSR for the 2020 Long-Term Performance Grant Measurement Period is six percent (6%) or greater, the share value or cash value that shall be paid to Executive pursuant to the 2020 Long-Term Performance Grant shall be determined as a percentage of the 2020 Long-Term Performance Grant Target Value in accordance with the following:

Compound Annual Growth Rate (“CAGR”) for TSR during 2020 Long-Term Performance Grant Measurement Period	Payment as Percentage of 2020 Long-Term Performance Grant Target Value
6%	90%
8%	100%
13%	200%
17%	300%
21.5%	400%
25% or more	Maximum 2020 Long-Term Performance Grant Value

Straight-line interpolation will apply to CAGR results between the thresholds set forth above.

(i)         Notwithstanding the foregoing, in the event that the Company’s annualized TSR for the 2020 Long-Term Performance Grant Measurement Period is less than six percent (6%)

but equals or exceeds the median total shareholder return of the companies listed in the Standard & Poor’s 500 Index for the 2020 Long-Term Performance Grant Measurement Period, then the share value or cash value that shall be paid to Executive pursuant to the 2020 Long-Term Performance Grant shall be ninety percent (90%) of the 2020 Long-Term Performance Grant Target Value if the Company’s TSR for the 2020 Long-Term Performance Grant Measurement Period equals the median total shareholder return of the companies listed in the Standard & Poor’s 500 Index for the 2020 Long-Term Performance Grant Measurement Period, one hundred percent (100%) of the 2020 Long-Term Performance Grant Target Value if the Company’s TSR for the 2020 Long-Term Performance Grant Measurement Period exceeds the median total shareholder return of the companies listed in the Standard & Poor’s 500 Index for the 2020 Long-Term Performance Grant Measure Period but is less than one hundred ten percent (110%) of such median and one hundred twenty percent (120%) of the 2020 Long-Term Performance Grant Target Value if the Company’s TSR for the 2020 Long-Term Performance Grant Measurement Period is equal to or greater than one hundred ten percent (110%) of the median total shareholder return of the companies listed in the Standard & Poor’s 500 Index for the 2020 Long-Term Performance Grant Measurement Period; provided that, if the Company’s annualized TSR for the 2020 Long-Term Performance Grant Measurement Period is a negative number, then the share value or cash value that shall be paid to Executive pursuant to the 2020 Long-Term Performance Grant under this paragraph shall be zero (0) if the Company’s annualized TSR for the 2020 Long-Term Performance Grant Measurement Period is less than the median total shareholder return of the companies listed in the Standard & Poor’s 500 Index for the 2020 Long-Term Performance Grant Measurement Period but shall be eighty-five percent (85%) of the 2020 Long-Term Performance Grant Target Value if the Company’s TSR for the 2020 Long-Term Performance Grant Measurement Period equals the median total shareholder return of the companies listed in the Standard & Poor’s 500 Index for the 2020 Long-Term Performance Grant Measurement Period and shall equal one hundred percent (100%) of the 2020 Long-Term Performance Grant Target Value if the Company’s annualized TSR is zero percent (0%).  For all purposes, straight-line interpolation will apply to performance levels between the levels set forth in this paragraph.

(c)        The Executive shall be granted an incentive award (the “2021 Long-Term Performance Grant”) having a Grant Date Value determined by the Compensation Committee in its discretion after consultation with the Executive according to the valuation criteria applicable to long-term grant values described in Section 6(a), but based on an assumed increase in the long-term incentive values among companies in the Company’s general industry by applying a multiple of 1.44 to the Grant Date Value of the Executive’s 2017 long-term incentive award (the “2021 Long-Term Performance Grant Value”).  The maximum share value or cash value under the 2021 Long-Term Performance Grant shall be one point five (1.5) times the 2021 Long-Term Performance Grant Value (the “Maximum 2021 Long-Term Performance Grant Value”).  Except as otherwise provided herein, the 2021 Long-Term Performance Grant shall be paid in fiscal year 2022.  The amount payable under the 2021 Long-Term Performance Grant shall, except as provided in the last sentence of this Section 6(c), be based on the Company’s cumulative annual operating income for the period commencing on January 1, 2017 and ending with December 31, 2021 (the “Cumulative OI”) and except as provided herein shall vest on March 31, 2022 if, and only if the Compensation Committee determines that the Cumulative Operating Income is ninety percent (90%) or more of the sum of the 2017 through 2021 annual operating plan operating income objectives, with such operating income objectives for purposes of the 2021 Long-Term Performance Grant to be the same as the 2017 through 2018 AOP OI Objectives applicable to the Executive’s 2016 Performance Share Unit award, and to be determined by the Compensation Committee in its discretion after consultation with the Executive for each of 2019, 2020 and 2021 (the “Cumulative OI Objectives”).  If the Cumulative OI falls at any point between ninety percent (90%) and one hundred percent (100%) of the Cumulative OI Objectives, the share value or cash value that shall be received by the Executive with regard to the 2021 Long-Term Performance Grant on the applicable vesting date shall be equal to the 2021

Long-Term Performance Grant Value.  If the Cumulative OI is one hundred twenty-five percent (125%) of the Cumulative OI Objectives, the share value or cash value that shall be received with regard to the 2021 Long-Term Performance Grant on the applicable vesting date shall be equal to the Maximum Long-Term Performance Grant Value.  If the Cumulative OI is greater than one hundred percent (100%) but less than one hundred twenty-five percent (125%) of the Cumulative OI Objectives, the share value or cash value that shall be received with regard to the 2021 Long-Term Performance Grant on the applicable vesting date shall be determined based on straight line interpolation between one hundred percent (100%) of the 2021 Long-Term Performance Grant Value and the Maximum Long-Term Performance Grant Value.  Notwithstanding the foregoing, the Compensation Committee in its discretion may determine, following consultation with Executive, that the 2021 Long-Term Performance Grant shall vest based on a five (5) year operating income operating plan approved by the Compensation Committee rather than the foregoing criteria.

(d)        In the event that, during the Employment Period while the Executive is the Chief Executive Officer of the Company, the Company consummates the transaction, or a series of related transactions, that the Compensation Committee certifies is the “Transformative Transaction,” as determined in the discretion of the Compensation Committee in accordance with the “Determination Principles” set forth below, the Executive will receive an award (the “Transformative Transaction Award”) in shares or cash equal to between one hundred percent (100%) and one hundred fifty percent (150%) of the 2021 Long-Term Performance Grant Value set forth in Section 6(c).  For purposes of this Section 6(d), in order for the transaction or series of transactions consummated by the Company to be eligible to qualify as the Transformative Transaction, such transaction or series of transactions must satisfy the following Determination Principles: (i) the transaction or series of transactions must result in accretive value to the Company’s then-shareholders of at least fifteen percent (15%) or more over the Company’s market capitalization as of the date immediately prior to the public announcement of the transaction (or if a series of transactions, measured from the date of the public announcement of the first transaction in such series) (the “Accretive Factor”) and (ii) the Accretive Factor must be maintained for a period of six (6) consecutive calendar months from the date of the consummation of the transaction (or if the Accretive Factor is achieved as a result of a series of transactions, six (6) consecutive calendar months from the date of the consummation of the last transaction in such series) (the “Transformative Transaction Measurement Period”).  If the Accretive Factor is maintained for the Transformative Transaction Measurement Period, the Compensation Committee will determine in its discretion at the end of the Transformative Transaction Measurement Period whether the Transformative Transaction has occurred, and if the Compensation Committee determines in its discretion that the Transformative Transaction has occurred, the Compensation Committee will so certify in writing to the Executive (the “Certification Date”).  The Executive will receive the Transformative Transaction Award within thirty (30) days following the Certification Date.  If the Accretive Factor as determined by the Compensation Committee is equal to fifteen percent (15%), the Transformative Transaction Award will equal one hundred percent (100%) of the 2021 Long-Term Performance Grant Value.  If the Accretive Factor as determined by the Compensation Committee is equal to thirty percent (30%) or more, the Transformative Transaction Award will equal one hundred fifty percent (150%) of the 2021 Long-Term Performance Grant Value.  If the Accretive Factor as determined by the Compensation Committee is between fifteen percent (15%) and thirty percent (30%), the value of the Transformative Transaction award will be determined based on straight line interpolation between one hundred percent (100%) and one hundred fifty percent (150%) of the 2021 Long-Term performance Grant Value.

7.         Termination.  The employment by the Company Group of the Executive shall be terminated as provided in this Section 7:

(a)        Death.  Upon the Executive’s death (“Death”).

(b)        Disability.

(i)         The Company or the Executive, upon not less than ninety (90) days written notice to the other party (“Disability Notice”), may terminate the employment by the Company of the Executive if the Executive has been unable, by reason of physical or mental disability, to render, for 120 successive days or for shorter periods aggregating 210 days or more in any twelve (12) month period, services of the character contemplated by this Agreement and will be unable to resume providing such services within the thirty (30) day period after such disability notice (such circumstances being referred to as “Disability”).

(ii)        The determination of whether the Executive has become Disabled within the meaning of this Section 7(b) shall be made (A) in the case of a termination of employment by the Company, by a medical doctor selected by the Company in consultation with Executive’s primary care physician, or (B) in the case of a termination of employment by the Executive, by the Executive’s medical doctor.  In the event the Company gives a notice of termination of employment under this Section 7(b), the Executive or his representative may at any time prior to the effective date of termination contest the termination and cause a determination of Disability to be made by Executive’s medical doctor.  In the event the Executive gives a notice of termination of employment under this Section 7(b), the Company may at any time prior to the effective date of termination contest the termination and cause a determination of Disability to be made by a medical doctor selected by the Company.  In either case, if such medical doctors do not agree with regard to the determination of Disability, they shall mutually choose a third medical doctor to examine the Executive, and the Disability determination of such third medical doctor shall be binding upon both the Company and the Executive.

(c)        Without Cause.  By the Company, for any reason other than Death, Cause or Disability, but only upon a vote of a majority of the entire Board (or such other vote required pursuant to the By-Laws) at a meeting duly called and held at which the Executive shall have the right to be present and be heard.

(d)        Cause.  By the Company, for Cause, but only upon a vote of a majority of the entire Board at a meeting duly called and held at which Executive shall have the right to be present and be heard.  The term “Cause” means (i) any act of fraud or embezzlement in respect of the Company or its funds, properties or assets; (ii) conviction of or plea of guilty or nolo contendere to a felony under the laws of the United States or any state thereof; (iii) willful misconduct or gross negligence by the Executive in connection with the performance of his duties that has caused or is highly likely to cause severe harm to the Company; (iv) intentional dishonesty by the Executive in the performance of his duties hereunder which has a material adverse effect on the Company; or (v) a material breach by the Executive of his material obligations under this Agreement.  If, prior to the occurrence of an event specified in Section 7(d)(ii), the Company terminates the Executive’s employment without Cause after the Executive has been indicted for, accused of or charged with a felony, the full amount of any amounts paid to or received by the Executive from Company as a result of such termination without Cause shall be promptly repaid to the Company upon the occurrence of an event specified in Section 7(d)(ii).

In the case of any termination for Cause, the Company shall provide the Executive with a Notice of Termination (as defined in Section 8) giving the Executive at least sixty (60) days written notice of its intent to terminate this Agreement and his employment.  The Notice of Termination shall specify (x) the effective date of his termination and (y) the particular acts or circumstances that constitute Cause for such termination.  The Executive shall be given the opportunity within fifteen (15) days after receiving the notice to explain why Cause does not exist or ,solely with respect to clause (v) above, to cure any basis for Cause.  Within fifteen (15) days after any such explanation or cure, the Company will make its final determination regarding whether Cause exists and deliver such determination to the Executive in writing.

If the final decision is that Cause exists and no permitted cure has occurred, the Executive’s employment with the Company shall be terminated for Cause as of the Date of Termination (as defined in Section 8) specified in the Notice of Termination.  If the final decision is that Cause does not exist or a permitted cure has occurred, the Executive’s employment with the Company shall not be terminated for Cause at that time.  The Board may suspend the Executive with pay and benefits (which shall not be less than the Executive’s pay as in effect immediately prior to such suspension) during the foregoing period and it shall not constitute Good Reason.

(e)        Resignation.  By the Executive, other than for Good Reason (“Resignation”).

(f)        Good Reason.  By the Executive, for Good Reason.  As used herein, the term “Good Reason” means that, without the Executive’s prior written consent, there shall have occurred: (i) a reduction in the Executive’s Base Salary or target Annual Bonus; (ii) a material reduction in the Executive’s benefits as set forth in Section 4(a), 4(d) or 4(e); (iii) the assignment to the Executive of any duties materially inconsistent with the Executive’s position, duties, responsibilities, authority or status with the Company or a material adverse change in the Executive’s duties, responsibilities, authorities, reporting responsibilities, titles or offices as in effect prior to such assignment or change, including without limitation the Executive ceasing to have the title of Chief Executive Officer of the Company (and the successor or ultimate parent entity of the Company, following a Change of Control); (iv) the Executive’s failure to be nominated for election as a member of the Board at the expiration of each term of office; (v) the Company’s material breach or failure to perform, when due, any of its obligations under this Agreement; (vi) any purported termination of Executive’s employment which is not effected pursuant to a Notice of Termination satisfying the applicable requirements with respect to Section 8; (vii) a determination by the Executive, made in good faith, that the Executive is not able to discharge his duties effectively by reason of directives from the Board requiring the Executive to perform duties not directly related to the operations of the Company; or (viii) any purported termination of the Executive’s employment by the Company in violation of the By-Laws (which purported termination shall be ineffective).  For the avoidance of doubt, the failure to pay the Executive an Annual Bonus or the payment of an Annual Bonus that is less than the Executive’s target Annual Bonus, in each case as a result of the Company failing to achieve the financial and business objectives established by the Compensation Committee for the fiscal year to which the Annual Bonus relates shall not constitute Good Reason hereunder.

In the case of any termination for Good Reason, the Executive shall provide the Company with a notice within sixty (60) days of the first occurrence of the event giving rise to Good Reason, giving the Company at least thirty (30) days written notice of his intent to terminate this Agreement and his employment.  The notice shall specify the particular acts or circumstances that constitute Good Reason for such termination.  The Company shall be given the opportunity within thirty (30) days after receiving the notice to cure any basis for Good Reason.  If no cure is effected, the Executive’s resignation shall be effective as of the Date of Termination (as defined in Section 8) specified in a Notice of Termination given by the Executive, which in no event shall be later than sixty (60) days following the Notice of Termination.  If a cure is effected, the Executive’s resignation shall not be effective at that time.

8.         Notice and Date of Termination.  (a)  Any termination of the Executive’s employment with the Company Group under Section 7, other than by reason of Death, shall be communicated by written Notice of Termination from the terminating party to the other party hereto.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.  The effective date of any termination of the Executive’s employment (the “Date of Termination”) shall be:

(i)         if the Executive’s employment is terminated by Death, the date of the Executive’s death;

(ii)        if the Executive’s employment is terminated without Cause or by the Executive for Good Reason, the date specified in the Notice of Termination;

(iii)       if the Executive’s employment is terminated by reason of Disability, (A) thirty (30) days after the Disability Notice or (B) upon a final determination, pursuant to Section 7(b) above, as the case may be, whichever is later; provided that the Executive shall not have returned to the full-time performance of his duties during such period; and

(iv)       if the Executive’s employment is terminated on account of Cause or Resignation, the date specified in the Notice of Termination, which shall be no less than ten (10) nor more than thirty (30) days after such Notice of Termination is given.

(b)        The Executive agrees to resign, on the Date of Termination, as an officer and director of the Company and any member of the Company Group, as applicable, and as a fiduciary of any benefit plan of the Company or any member of the Company Group, as applicable, and to promptly execute and provide to the Company any further documentation, as requested by the Company, to confirm such resignation.

9.         Compensation Upon Termination.  Upon the termination of the Executive’s employment with the Company Group pursuant to Section 7, the Executive’s rights and the Company’s obligations under this Agreement shall immediately terminate except as provided in Section 20(n), and the Executive (or his heirs or estate, as applicable) shall be entitled to receive the amounts or benefits set forth below.  The payments and benefits provided pursuant to this Section 9 are (x) provided in lieu of any severance or income continuation protection under any plan of the Company Group that may now or hereafter exist, (y) provided in addition to any payments the Executive (or his beneficiaries or estate, as applicable) may be entitled to receive pursuant to any pension or employee benefit plan or disability or life insurance policy maintained by the Company Group, and (z) except as provided in Section 20(n), deemed to satisfy and be in full and final settlement of all obligations of the Company Group to the Executive under this Agreement.  The Executive shall have no further right to receive any other compensation or benefits following the Date of Termination for any reason except as set forth in this Section 9.

(a)        Compensation Upon Death.  In the event of a termination of the Executive’s employment with the Company Group upon Death, the Executive’s heirs, successors or legal representatives shall be entitled to receive:

(i)         the Base Salary through the Date of Termination, any earned but unpaid Annual Bonus for any prior fiscal year, and any reimbursement due to Executive pursuant to Section 4 (the “Accrued Obligations”);

(ii)        an amount equal to the Annual Bonus the Executive earned for the fiscal year immediately preceding the fiscal year in which the Date of Termination occurs, multiplied by a fraction, the numerator of which is the number of days worked during the fiscal year in which the Date of Termination occurs and the denominator of which is 365 (the “Pro Rata Annual Bonus”);

(iii)       the Executive and his then current spouse and minor children, if any, shall receive the same level of health/medical insurance or coverage provided immediately prior to the Date of Termination on a non-taxable basis for two (2) years, subject to general changes in policies for actively-employed senior executives, with the cost of such continued insurance or coverage being borne by the Company and provided through the Company’s payment of applicable COBRA premiums or such other means as the Company shall determine;

(iv)       all of Executive’s outstanding Company equity or equity-based awards, the vesting of which is based solely on the passage of time and Executive’s continued performance of services to the Company (“Time-Based Awards”), shall immediately become vested and/or exercisable as applicable and all outstanding options to purchase Company Common Stock granted to the Executive at any time prior to or after the Effective Date (the “Options”) shall remain exercisable until the earlier of five (5) years from the date of Executive’s Date of Termination or their original expiration date; provided that the foregoing shall not extend the exercise period under any stock options outstanding as of the Effective Date; and

(v)        all of Executive’s outstanding Company equity or equity-based awards, the vesting of which is based in whole or in part on the attainment of one or more performance targets, the 2020 Long-Term Performance Grant and the 2021 Long-Term Performance Grant (collectively “Performance-Based Awards”), shall, subject to the terms of the applicable plan, remain outstanding and become vested based on the attainment of such awards’ performance targets as if Executive remained continuously employed through such time or times each such award would otherwise vest and become payable in accordance with its terms without regard to Executive’s death.

(b)        Compensation Upon Disability.  In the event of termination of the Executive’s employment with the Company Group for Disability,

(i)         the Executive shall be entitled to receive the Accrued Obligations;

(ii)        the Executive shall be entitled to receive the Pro Rata Annual Bonus;

(iii)       the Executive shall be entitled to receive an amount equal to one (1) times his Base Salary;

(iv)       the Executive and his then current spouse and minor children, if any, shall receive the same level of health/medical insurance or coverage provided immediately prior to the Date of Termination on a non-taxable basis for two (2) years, subject to general changes in policies for actively-employed senior executives, with the cost of such continued insurance or coverage being borne by the Company and provided through the Company’s payment of applicable COBRA premiums or such other means as the Company shall determine; and

(v)        all of Executive’s Time-Based Awards shall immediately become vested and/or exercisable as applicable and all Options shall remain exercisable until the earlier of five (5) years from the date of Executive’s Date of Termination or their original expiration date; provided that the foregoing shall not extend the exercise period under any stock options outstanding as of the Effective Date; and

(vi)       all of Executive’s Performance-Based Awards, shall, subject to the terms of the applicable plan, remain outstanding and become vested based on the attainment of such awards’ performance targets as if Executive remained continuously employed through such time or times each such award would otherwise vest and become payable in accordance with its terms without regard to Executive’s Disability.

Payment or treatment of the amounts and equity under Section 9(b), other than the Accrued Obligations, is expressly conditioned upon the Executive’s execution of a waiver and release agreement in the form attached as Exhibit C to this Agreement (the “Release”) and the Release becoming effective and irrevocable in its entirety within ninety (90) days after the Executive’s Date of Termination (the “Release Period,” and the date on which the Release has become effective and irrevocable, the “Release Date”).

Notwithstanding the above, if the Executive’s Disability is not such that the Executive is “disabled” for purposes of Section 409A(a)(2)(C) of the Internal Revenue Code of 1986, as amended (the “Code”), the payments and benefits described in this Section 9(b) shall be subject to Section 20(d).

(c)        Compensation Upon Resignation Or Termination For Cause.  In the event of termination of the Executive’s employment with the Company upon Resignation or termination for Cause:

(i)         the Executive shall be entitled to receive the Accrued Obligations;

(ii)        upon a termination for Cause, all vested Options shall expire on the Date of Termination; and

(iii)       upon a Resignation, all vested options will expire on the earlier of (A) their original expiration date or (B) the later of (x) ninety (90) days following the Date of Termination and (y) the first date on which the Executive may sell shares of Company Common Stock over the primary exchange on which such Common Stock is listed for trading in accordance with applicable law and any applicable Company policy; provided that the foregoing shall not extend the exercise period under any stock options outstanding as of the Effective Date.

(d)        Compensation Upon Termination By Executive For Good Reason Or By The Company Without Cause.  In the event the Executive’s employment with the Company is terminated by the Executive for Good Reason or by the Company without Cause other than a termination during the twelve (12) month period following the effective date of a Change of Control:

(i)         the Executive shall be entitled to receive the Accrued Obligations;

(ii)        the Executive shall be entitled to receive an amount equal to the Annual Bonus the Executive earns for the fiscal year during which the Date of Termination occurs, multiplied by a fraction, the numerator of which is the number of days worked during the fiscal year in which the Date of Termination occurs and the denominator of which is 365 (the “Current Pro Rata Annual Bonus”);

(iii)       the Executive shall be entitled to receive an amount equal to two (2) multiplied by the sum of (x) the Base Salary in effect on the Date of Termination and (y) the target value of the Executive’s 2016 annual bonus;

(iv)       the Executive and his then current spouse and minor children, if any, shall receive the same level of health/medical insurance or coverage provided immediately prior to the Date of Termination on a non-taxable basis for two (2) years, subject to general changes in policies for actively-employed senior executives, with the cost of such continued insurance or coverage being borne by the Company and provided through the Company’s payment of applicable COBRA premiums or such other means as the Company shall determine;

(v)        all of Executive’s Time-Based Awards shall immediately become vested and/or exercisable as applicable and all Options shall remain exercisable until the earlier of five (5) years from the date of Executive’s Date of Termination or their original expiration date; provided that the foregoing shall not extend the exercise period under any stock options outstanding as of the Effective Date; and

(vi)       all of Executive’s Performance-Based Awards, shall, subject to the terms of the applicable plan (including with respect to treatment of awards upon a change of control), remain outstanding and become vested and payable based on the attainment of such awards’

performance targets as if Executive remained continuously employed through such time or times each such award would otherwise vest and become payable in accordance with its terms without regard to Executive’s termination of employment.

Payment or treatment of the amounts and equity under Section 9(d), other than the Accrued Obligations, is expressly conditioned upon the Executive’s execution of a Release and such Release becoming effective and irrevocable in its entirety on or prior to the last day of the Release Period.

(e)        No Mitigation.  The Executive shall not be required to mitigate the amount of any payment provided for in this Section 9 or in Section 10 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 9 or in Section 10 be reduced by any compensation earned by him as the result of employment by another employer or by retirement benefits after the Date of Termination or otherwise, except as specifically provided in this Section 9 or in Section 10.

(f)        Time and Form of Payment of Severance Amounts.  Subject to Section 20(d), (i) the Pro Rata Annual Bonus shall be paid to the Executive on the first (1st) business day following the Release Date; provided, however, that if the Release Period begins in one taxable year and ends in the subsequent taxable year, the Pro Rata Annual Bonus shall be paid on the later of the Release Date or the first business day of such subsequent taxable year; (ii) the Current Pro Rata Bonus shall be paid to the Executive during the fiscal year following the year in which the Date of Termination occurs on the date that annual bonuses relating to the fiscal year in which the Executive’s Date of Termination occurs are paid to executive officers of the Company, and no later than two and a half (2-1/2) months after the fiscal year in which the Date of Termination occurs; (iii) the Accrued Obligations will be paid to the Executive in a lump sum not later than the tenth (10th) business day following the Date of Termination; and (iv) the amounts payable pursuant to Sections 9(b)(iii), 9(d)(iii) and, except as provided therein, 10(b)(iii), will be paid in equal installments over the twelve (12) month period commencing on the Release Date in accordance with the Company’s payroll practices as in effect from time to time; provided, however, that if the Release Period begins in one taxable year and ends in the subsequent taxable year such payments shall commence on the later of the Release Date or the first business day of such subsequent taxable year, provided further, however, that payment of such severance amounts shall immediately cease, and the Executive shall have no further rights with respect to such amounts, if the Executive has violated any of the provisions set forth in Sections 13, 14 or 15.

10.       Change of Control.  (a)  For purposes of this Agreement, a “Change of Control” shall be deemed to occur upon the occurrence of any of the following events:

(i)         any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 25% of the total outstanding voting stock of the Company;

(ii)        the individuals who constitute the Board as of the Effective Date (the “Incumbent Board”) cease to constitute a majority of the Board, for any reason(s) other than (A) the voluntary resignation of one or more Board members; or (B) the removal of one or more directors by the Company’s shareholders for good cause; provided, however (1) that if the nomination or election of any new director of the Company was approved by a majority of the Incumbent Board, such new director shall be deemed a member of the Incumbent Board and (2) that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened “Election Contest” (as described in Rule

14a-11 promulgated under the Exchange Act) or as a result of a solicitation of proxies or consents by or on behalf of any “person” or “group” identified in clause (a) (i) above; or

(iii)       the Company consolidates with, or merges with or into another person or entity or conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any person or entity, or any person or entity consolidates with or merges with or into the Company; provided, however that any such transaction shall not constitute a Change of Control if the shareholders of the Company immediately before such transaction own, directly or indirectly, immediately following such transaction in excess of sixty-five percent (65%) of the combined voting power of the outstanding voting securities of the corporation or other person or entity resulting from such transaction in substantially the same proportion as their ownership of the voting securities of the Company immediately before such transaction.

(iv)       For purposes of this subsection, the term “Affiliate” means, with respect to any individual or a corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind (each a “Person”), any other Person that directly or indirectly controls or is controlled by or under common control with such Person.  For the purposes of this definition, “Control,” when used with respect to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and the terms of “Affiliated,” “Controlling” and “Controlled” have meanings correlative to the foregoing.

(b)        In the event that the Executive is an employee of the Company at the moment immediately prior to a Change of Control and the Executive is then terminated without Cause or terminates for Good Reason upon or within twelve (12) months after the Change of Control:

(i)         all Options shall remain exercisable until their original expiration date, without regard to the terms of any option agreement or option certificate applicable to any Options, provided that neither the foregoing nor anything else in this Agreement is meant to modify the Company’s rights on a corporate transaction under the applicable equity plan; and provided, further, that the foregoing shall not extend the exercise period under any stock options outstanding as of the Effective Date;

(ii)        the Executive will immediately vest in and be paid, upon such termination, subject to Section 20(d) and subject further to the terms of any applicable plans with regard to treatment upon a change in control, the 2016 Performance Share Units, the 2020 Long-Term Performance Grant and the 2021 Long-Term Performance Grant, with vesting and payment in each case determined based upon the greater of (x) target performance and (y) actual performance as determined by the Compensation Committee in its discretion immediately prior to the consummation of the Change of Control based upon the Compensation Committee’s assessment of the projected performance through the end of the applicable performance period; and

(iii)       the Executive shall be entitled to the benefits set forth in Sections 9(d)(i), 9(d)(ii), 9(d)(iii), 9(d)(iv), 9(d)(v) and 9(d)(vi) (subject to Section 10(b)(ii) and the terms of the plans with respect to treatment of such awards upon a change of control), provided, however, that references to the clause “two (2)” in Section 9(d)(iii) shall be changed to “three (3)”.

(c)        With respect to each Outstanding Option (as defined below) as of the date of the Change of Control, in the event that the Closing Share Value (as defined below) is greater than the exercise price of any such Outstanding Option, subject to the provisions of the applicable plan, then the Executive shall have the right, separately with respect to each of the Outstanding Options, to either (A) retain the

Outstanding Options, (B) exercise the Outstanding Options, or (C) forfeit the Outstanding Options and receive, in exchange therefor, a cash payment equal to the number of shares of Company Common Stock underlying the Outstanding Options multiplied by the amount that the Closing Share Value exceeds the exercise price of the Outstanding Options.  For purposes of this Section 10(c):

(i)         “Closing Share Value” shall mean the Closing Price of the shares of the Company Common Stock on the date of the Change of Control or termination, as the case may be;

(ii)        the “Closing Price” of a share of Company Common Stock on any date shall mean the last sale price, regular way, or, in case no such sale takes place on such date, the average of the closing bid and asked prices, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the such shares are listed or admitted to trading or, if such shares are not listed or admitted to trading on any national securities exchange, the last quoted price, or if not so quoted, the average of the highest bid and lowest ask prices in the over-the-counter market, as reported by NASDAQ or, if such system is no longer used, the principal other automated quotation system that may then be in use or, if such shares are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making market in the shares as such person is selected from time to time by the Board or, if there are no professional market makers making a market in the shares, then the value as determined in good faith judgment of the Board; and

(iii)       the term “Outstanding Options” with reference to a particular date shall mean all vested options to purchase Company Common Stock held by the Executive as of such date, including options which vest and become exercisable pursuant to Section 10(b).

11.       Code Section 280G.

(a)        Notwithstanding anything to the contrary contained in this Agreement, to the extent that any amount, equity awards or benefits paid or distributed to the Executive pursuant to this Agreement or any other agreement, plan or arrangement between the Company or its subsidiaries or affiliates, on the one hand, and the Executive on the other hand (collectively, the “280G Payments”) (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this provision would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”, then the 280G Payments shall be payable either (a) in full, notwithstanding that some or all portion of such payment may be subject to the Excise Tax or (b) in such lesser amount that would result in no portion of such 280G Payments being subject to Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income or excise taxes (including the Excise Tax) results in Executive’s receipt on an after-tax basis, of the greatest amount or benefits under this Agreement, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code.

(b)        To the extent permitted by applicable law, and not a violation of Code Sections 280G, 409A or 4999, Executive shall be entitled to elect the order in which payments will be reduced.  If the Executive electing the order in which payments will be reduced would result in violation of Code Section 409A or loss of the benefit of reduction under Code Sections 280G or 4999, payments shall be reduced in the following order (i) severance payment based on multiple of Base Salary and/or Annual Bonus; (ii) other cash payments; (iii) any Current Pro Rata Bonus paid as severance; (iv) acceleration of vesting of stock options with an exercise price that exceeds the then fair market value of stock subject to the option, provided such options are not permitted to be valued under Treasury Regulations Section 1.280G-1 Q/A – 24(c); (v) any equity awards accelerated or otherwise valued at full value, provided such equity awards are not permitted to be valued under Treasury Regulations Section 1.280G-1 Q/A – 24(c); (vi) acceleration of vesting of stock options with an exercise price that exceeds the then fair market value of stock subject to the option, provided such options are permitted to be valued under Treasury Regulations Section 1.280G-1 Q/A – 24(c); (vii) acceleration of vesting of all other stock options and equity awards; and (viii) within any category, reductions shall be from the last due payment to the first.

(c)        All determinations required to be made under this Section 11, including whether the Executive will receive a full payment or a reduced payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized certified public accounting firm as may be designated by the Company and reasonably acceptable to the Executive (the “Accounting Firm”), which Accounting Firm shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days of the receipt of notice from the Company that there is or may be made a 280G Payment.  All fees and expenses of the Accounting Firm shall be borne solely by the Company.  Any determination by the Accounting Firm shall be binding upon the Company and the Executive.

12.       Shareholder Value Creation Incentive.  In the event that, at any time prior to December 31, 2021, the closing trading price of a share of the Company’s common stock equals or exceeds two (2) times the average closing price of the Company’s common stock as determined during the period beginning on October 1, 2016 and ending on December 31, 2016, after taking in account any “Adjustments” (as defined below), and remains at or above that level for at least ninety (90) consecutive trading days (the “Shareholder Value Creation Date”), (A) any then outstanding equity compensation awards granted under Section 6(a) hereof that are held by the Executive shall become vested with respect to 100% of the shares subject thereto (with the number of shares subject to performance based awards determined assuming attainment of the “maximum” level of performance), (B) a payment in shares or cash, as determined by the Compensation Committee in its discretion, equal to the Grant Date Value, as determined by the Compensation Committee in its discretion after consultation with the Executive, of any annual equity grants remaining to be made during the Employment Period pursuant to Section 6(a), above, shall be made one hundred twenty (120) days after the Shareholder Value Creation Date, with the amount and terms of such payment to be made in accordance with the principles set forth in Section 6 and (C) the 2021 Long-Term Performance Grant shall be paid one hundred twenty (120) days after the Shareholder Value Creation Date, with the amount payable pursuant to the 2021 Long-Term Performance Grant to be no less than one point five (1.5) times the 2021 Long-Term Performance Grant Value.  For the avoidance of doubt, nothing in this Section 12 shall be construed to apply in any way to the 2020 Long-Term Performance Grant, which shall not be accelerated or settled as a consequence of the terms of this Section 12.  For purposes of this Section 12, “Adjustments” shall mean adjustments to the deemed price of the Company’s common stock under that are determined by the Compensation Committee, in its discretion, to be equitably required to prevent dilution or enlargement arising from any stock dividend, extraordinary dividend, stock split or reverse stock split, or other change in the capital structure of the Company substantially similar to and  having an effect similar to any of the foregoing.

13.       Non-Solicitation.  During the Employment Period and for two (2) years thereafter (the “Restricted Period”), the Executive covenants and agrees that he shall not directly interfere with or attempt to interfere with the relationship between the Company Group and any person who is, or was during the then most recent six (6) -month period, an officer or employee of the Company Group or solicit, induce, hire or attempt to solicit, induce or hire any of them to leave the employ of any member of the Company Group or violate the terms of their respective contracts, or any employment arrangements, with such entities.

14.       Non-Competition.  During the Employment Period, the Executive shall not engage (including, without limitation, as an officer, director, shareholder, owner, partner, joint venturer, member or in a managerial capacity, or as an employee, independent contractor, consultant, advisor or sales representative) in any Competitive Business (as hereinafter defined).  For purposes of determining whether the Executive is permitted to be a shareholder of a corporation engaged in a Competitive Business, the

Executive’s ownership of less than 5% of the issued and outstanding securities of any company shall be permitted.  The Company and the Executive further agree that Executive’s ownership of 5% or more of the issued and outstanding securities of a Competitive Business shall be permitted if such acquisition or event arises through third-party investments where the Executive does not control or intentionally influence the investment decision; provided, that during the Employment Period the Executive regularly uses commercially reasonable efforts to determine whether his ownership exceeds 5% and upon any such determination by the Executive, the Executive shall promptly inform the Governance Committee of the Board and cooperate in good faith with the Governance Committee to address and resolve any conflicts of interest and corporate governance issues arising from such ownership.  As used herein, the term “Competitive Business” shall mean any business in which the Company is then actively engaged or about which the Board is engaged in active discussions as a possible expansion of the Company’s business.

(a)        As used herein, the term “Territory” shall mean:

(i)         The following counties in the State of California: Alameda, Alpine, Amador, Butte, Calaveras, Colusa, Contra Costa, Del Norte, El Dorado, Fresno, Glenn, Humboldt, Imperial, Inyo, Kern, Kings, Lake, Lassen, Los Angeles, Madera, Marin, Mariposa, Mendocino, Merced, Modoc, Mono, Monterey, Napa, Nevada, Orange, Placer, Plumas, Riverside, Sacramento, San Benito, San Bernardino, San Diego, San Francisco, San Joaquin, San Luis Obispo, San Mateo, Santa Barbara, Santa Cruz, Shasta, Sierra, Siskiyou, Solano, Sonoma, Stanislaus, Sutter, Tehama, Trinity, Tulare, Tuolumne, Ventura, Yolo, and Yuba;

(ii)        Each and every county or other political or geographical subdivision in the balance of the United States of America and the dependent territories of the United States of America; and

(iii)       Each and every county or other political or geographical subdivision in the world.

15.       Confidential Information.  (a)  The Executive has executed or, if not previously executed, agrees to execute and be bound by the terms and conditions of an Employee Proprietary Information Agreement (“Proprietary Information Agreement”), attached hereto as Exhibit A.  During the Restricted Period, the Executive shall not use the confidential, trade secret information of the Company Group or any other unlawful means to directly or indirectly solicit, induce or entice any employee, client, customer, contractor, licensor, agent, partner or other business relationship of the Company Group to terminate, discontinue, renegotiate or otherwise cease or modify its relationship with the Company Group.

(b)        Notwithstanding the foregoing or any other provision in this Agreement or otherwise, nothing herein shall prohibit the Executive from reporting possible violations of federal or state law or regulation to any governmental agency or entity or self-regulatory organization including but not limited to the Department of Justice, the Securities and Exchange Commission, Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation (it being understood that the Executive does not need the Company’s prior authorization to make any such reports or disclosures and the Executive is not required to notify the Company that the Executive has made such reports or disclosures).

(c)        Non-compliance with the disclosure provisions of this Agreement shall not subject the Executive to criminal or civil liability under any federal or state trade secret law for the disclosure of a Company trade secret: (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney in confidence solely for the purpose of reporting or investigating a suspected violation of law; (ii) in a complaint or other document filed in a lawsuit or other proceeding, provided that any complaint or document containing the trade secret is filed under seal; or (iii) to an attorney representing the Executive in a lawsuit for retaliation by the Company for reporting a suspected violation of law or to use the trade secret information in that court proceeding, provided that any document containing the trade secret is filed under seal and the Executive does not disclose the trade secret, except pursuant to court order.

16.       Unenforceability.  If any of the rights or restrictions contained or provided for in this Agreement shall be deemed by a court of competent jurisdiction to be unenforceable by reason of the extent, duration or geographical scope, the parties hereto contemplate that the court shall reduce such extent, duration, geographical scope and enforce this Agreement in its reduced form for all purposes in the manner contemplated hereby.  Should any of the provisions of this Agreement require judicial interpretation, it is agreed that the court interpreting or construing this Agreement shall not apply a presumption that any provision shall be more strictly construed against one party by reason of the rule of construction that a document is to be construed more strictly against the party who itself or through its agents prepared the same, it being agreed that both parties and their respective agents have participated in the preparation of this Agreement.

17.       Injunctive Relief.  The Executive agrees that the restrictions and covenants contained inS Section 13, 14 and 15 and in the Proprietary Information Agreement are necessary for the protection of the Company and any breach thereof will cause the Company irreparable damages for which there is no adequate remedy at law.  The Executive further agrees that, in the event of a breach by the Executive of any of the Executive’s obligations under this Agreement, the Company shall have the absolute right, in addition to any other remedy that might be available to it, to obtain from any court having jurisdiction, such equitable relief as might be appropriate, including temporary, interlocutory, preliminary and permanent decrees or injunctions enjoining any further breach of such provisions.

18.       Indemnification and Attorneys’ Fees.  During the Employment Period and thereafter, the Company shall indemnify, hold harmless and defend the Executive to the fullest extent permitted by Delaware law and the Company’s articles of incorporation and by-laws in effect from time to time from all damages, claims, losses, and costs and expenses (including reasonable attorney’s fees) arising out of, in connection with, or relating to all acts or omissions taken or not taken by the Executive in good faith while performing services for the Company, and shall further promptly reimburse the Executive for all expenses (including attorney’s fees) incurred in (i) enforcing this Agreement and (ii) to a maximum of $80,000, in negotiating and drafting this Agreement.  The Company shall use its best efforts to continue to maintain an insurance policy covering the officers and directors of the Company against claims and/or lawsuits, at least as favorable as such policy that is currently in effect, and shall cause the Executive to be covered under such policy upon the same terms and conditions as other similarly situated officers and directors during the Employment Period and for a period of at least six (6) years thereafter.

19.       Waiver.  The Executive hereby waives any and all rights and payments under the Prior Agreement.  Notwithstanding any other provision of this Agreement to the contrary, if the Executive provides a Notice of Termination on account of Resignation on the Effective Date and effective on such date, then this Agreement shall be terminated without liability to the Executive.

20.       Miscellaneous.

(a)        No Violation.  It shall not be a violation of this Agreement for the Executive to engage in any activity which is not inconsistent with the Company’s interests and prospects, including, without  limitation, (a) serving on civic or charitable boards or committees; (b) serving as a director of any company that is not in a Competitive Business; (c) delivering lectures, fulfilling speaking engagements or teaching at educational  institutions; (d) managing personal investments; (e) serving as an officer or director of entities formed to manage family or personal investments; and (f) attending conferences conducted by business organizations; provided, however, that such activity does not significantly interfere with the performance of the Executive’s duties and responsibilities hereunder.  It is expressly understood and agreed that to the extent that any activity has been conducted by the Executive prior to the Effective Date (including, but not limited to, Executive’s current status as a board member or officer of Coca-Cola (KO), The Center for Early Education, Harvard-Westlake School, Los Angeles County Museum of Art, 1011 Foundation, Inc., Cove Partners LLC, and RTMH, Inc.), the continued conduct of such activity (or the conduct of an activity similar in nature and scope thereto) during the Employment Period has been determined by the Company not to interfere with the performance of the Executive’s duties and responsibilities to the Company and therefore is not a violation of this Agreement.  Notwithstanding the foregoing, the Executive’s engagement in such activities shall be subject to and governed by the governance rules in effect from time to time applicable to members of the Board, including the Company’s Corporate Governance Principles and Policies.

(b)        Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under existing or future laws effective during the Employment Period, such provisions shall be fully severable, the Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.  Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal and enforceable.

(c)        Withholding.  The Company may withhold from any payments made under the Agreement all federal, state, city or other applicable taxes as shall be required pursuant to any law, governmental regulation or ruling.

(d)        Section 409A.

(i)         This Agreement is intended to comply with, or be exempt from, Section 409A of the Code and the regulations promulgated thereunder (“Section 409A”), and will be interpreted, administered and operated in a manner consistent with that intent.  If any amounts that become due under Sections 9 or 10 of this Agreement constitute “nonqualified deferred compensation” within the meaning of Section 409A, payment of such amounts shall not commence until the Executive incurs a “Separation from Service” (as defined below) if and only if necessary to avoid accelerated taxation or tax penalties in respect of such amounts.

(ii)        Notwithstanding anything herein to the contrary, if the Executive is a “Specified Employee,” for purposes of Section 409A, on the date on which he incurs a Separation from Service, any payment hereunder that provides for the “deferral of compensation” within the meaning of Section 409A shall be paid on the first (1st) business day after the date that is six (6) months following the Executive’s “Separation from Service” (the “409A Delayed Payment Date”); provided, however, that such delay shall apply if and only if necessary to avoid accelerated taxation or tax penalties in respect of such amounts; provided, further, that a payment delayed pursuant to the preceding clause shall commence earlier than the 409A Delayed Payment Date in the event of the Executive’s Death prior to the end of the six (6) month period.  On the 409A Delayed Payment Date, the Executive shall be paid a lump sum payment in cash equal to any payments delayed because of the preceding sentence (the “Catch-Up Amount”), plus interest on the Catch-Up Amount equal to the short term federal rate applicable under Section 7872(f)(2)(A) of the Code for the month in which occurs the Executive’s Separation from Service.  Such interest shall be paid at the same time that the Catch-up Amount is paid.  Thereafter, the Executive shall receive any remaining benefits as if there had not been an earlier delay.

(iii)       For purposes of this Agreement, “Separation from Service” shall have the meaning set forth in Section 409A(a)(2)(A)(i) of the Code and determined in accordance with the default rules under Section 409A.  “Specified Employee” shall have the meaning set forth in Section 409A(a)(2)(B)(i) of the Code, as determined in accordance with the uniform methodology and procedures adopted by the Company and then in effect.

(iv)       For purposes of Section 409A, each of the payments that may be made under this Agreement are designated as separate payments.  Anything in this Agreement to the contrary notwithstanding, (1) no reimbursement payable to the Executive pursuant to any provisions of this Agreement or pursuant to any plan or arrangement of the Company Group covered by this Agreement shall be paid later than the last day of the calendar year following the calendar year in which the related expense was incurred, except to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Section 409A, (2) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit and (3) no amount reimbursed during any calendar year shall affect the amounts eligible for reimbursement in any other calendar year.

(e)        Notices.  For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when (i) delivered personally; (ii) sent by facsimile or other similar electronic device and confirmed; (iii) delivered by courier or overnight express; or (iv) three (3) business days after being sent by registered or certified mail, postage prepaid, addressed as follows:

If to the Company:	Activision Blizzard, Inc.
3100 Ocean Park Boulevard
Santa Monica, CA 90405
Attention: Chief Legal Officer

If to the Executive:	Robert A. Kotick
c/o Activision Blizzard, Inc.
3100 Ocean Park Boulevard
Santa Monica, CA 90405

with a copy to:	Chris Driscoll
Cove Partners LLC
3435 Ocean Park Blvd. #107 PMB K
Santa Monica, CA 90405

or to such other address as a party may furnish to the other party in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

(f)        No Waiver.  No waiver by either party hereto of any breach of any provision of this Agreement shall be deemed a waiver of any preceding or succeeding breach of such provision or any other provision herein contained.

(g)        Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, without giving effect to the conflict of law principles thereof; provided, however, that Sections 13, 14 and 15 of this Agreement shall be governed by, and construed in accordance with, the laws of the state in which the Executive has his principal office.

(h)        Entire Agreement.  This Agreement and the Proprietary Information Agreement set forth the entire agreement of the parties hereto with respect to the subject matter hereof, and are intended to supersede all prior or contemporaneous employment negotiations, understandings and agreements (whether written or oral), including the Prior Agreement.  No provision of this Agreement may be waived or changed, except by a writing signed by the party to be charged with such waiver or change.

(i)         Successors; Binding Agreement.  Neither of the parties hereto shall have the right to assign this Agreement or any rights or obligations hereunder without the prior written consent of the other party; provided, however, that this Agreement shall inure to the benefit or and be binding upon the successors and assigns of the Company upon any sale of all or substantially all of the Company’s assets, or upon any merger or consolidation of the Company with or into any other corporation, all as though such successors and assigns of the Company and their respective successors and assigns were the Company.  Insofar as the Executive is concerned, this Agreement, being personal, cannot be assigned; provided, however, that this Agreement shall be binding upon and inure to the benefit of the Executive and his executors, administrators and legal representatives.

(j)         Expiration.  This Agreement does not constitute a commitment of the Company with regard to the Executive’s employment, express or implied, other than to the extent expressly provided for herein.  Upon the Expiration Date, or, if earlier, the termination of the Executive’s employment under this Agreement (and the Employment Period) pursuant to Section 7, neither the Company nor the Executive shall have any obligation to the other with respect to the Executive’s continued employment.

(k)        Counterparts.  This Agreement may be executed in counterparts, each of which shall be an original, but together shall constitute one and the same instrument.

(l)         Headings.  The headings and captions set forth in this Agreement are for ease of reference only and shall not be deemed to constitute a part of the agreement formed hereby or be relevant to the interpretation of any provisions of this Agreement.

(m)       Saturdays, Sundays and Holidays, etc.  Whenever any determination is to be made or action to be taken on a date specified in this Agreement, if such date shall fall upon a Saturday, Sunday or a legal holiday in the State of California, the date for such determination or action shall be extended to the first (1st) business day immediately thereafter.  Any reference herein to a determination of the Board or the Compensation Committee “in its discretion” shall mean a determination in the sole discretion of such body.

(n)        Survivability.  The provisions of Sections 10, 11, 12, 13, 14, 15, 16, 17, 18, 20(d) and 20(o) of this Agreement shall survive the termination or expiration of this Agreement, in accordance with their terms.

(o)        Arbitration.  Except as set forth in Section 17, any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or the interpretation of this Agreement or any arrangements relating to this Agreement or contemplated in this Agreement or the breach, termination or invalidity thereof shall be settled by final and binding arbitration administered by JAMS/Endispute in Los Angeles, California in accordance with the then existing JAMS/Endispute Arbitration Rules and Procedures for Employment Disputes.  In the event of such an arbitration proceeding, Executive and the Company shall select a mutually acceptable neutral arbitrator from among the JAMS/Endispute panel of arbitrators.  In the event Executive and the Company cannot agree on an arbitrator, the Administrator of JAMS/Endispute will appoint an arbitrator.  Neither Executive nor the Company nor the arbitrator shall disclose the existence, content, or results of any arbitration hereunder without the prior written consent of all parties.  Except as provided herein, the Federal Arbitration Act shall govern the interpretation, enforcement and all proceedings.  The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the state of California, or federal law, or both, as applicable, and the arbitrator is without jurisdiction to apply any different substantive law.  The arbitrator shall have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure.  The arbitrator shall render an award and a written, reasoned opinion in support thereof.  Judgment upon the award may be entered in any court having jurisdiction thereof.

(p)        Legal Counsel; Right to Negotiate.  The Executive acknowledges that he has been given the opportunity to consult with legal counsel or any other advisor of his own choosing regarding this Agreement.  The Executive understands and agrees that any attorney retained by the Company or any member of management who has discussed any term or condition of this Agreement with him is only acting on behalf of the Company and not on the Executive’s behalf.  The Executive hereby acknowledges that he has been given the opportunity to participate in the negotiation of the terms of this Agreement.  The Executive acknowledges and confirms that he has read this Agreement and fully understands its terms and contents.

[SIGNATURE PAGES BEGIN ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ACTIVISION BLIZZARD, INC.

By:	/s/ Chris B. Walther
	Name:	Chris B. Walther
	Title:	Chief Legal Officer

/s/ Robert A. Kotick
Robert A. Kotick

[Signature Page to Employment Agreement]